 As filed with the Securities and Exchange Commission on January 29, 1998
                                                     Registration No. 333-39917
================================================================================



                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                             -------------------
                               AMENDMENT NO. 1
                                     TO
                                  FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -------------------


                         DSC COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)


              DELAWARE                                  54-1025763
       (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                 Identification Number)



                                 1000 COIT ROAD
                              PLANO, TEXAS, 75075
                                 (972) 519-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -------------------
                                GEORGE B. BRUNT
                         DSC COMMUNICATIONS CORPORATION
                                 1000 COIT ROAD
                              PLANO, TEXAS, 75075
                                 (972) 519-3000



 (Name, address, including zip code, and telephone number, including area code, of agent for service)



                               With a copy to:
                               DANIEL W. RABUN
                              BAKER & MCKENZIE
                        2001 ROSS AVENUE, SUITE 4500
                             DALLAS, TEXAS 75201
                               (214) 978-3000
                             -------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________________________



    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________________________


    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


====================================================================================================================================
                                                Amount          Proposed Maximum            Proposed Maximum      Amount of
  Title of Each Class of Shares                 to be              Aggregate                Aggregate Offering   Registration
        to be Registered                      Registered     Price Per Security (1) (2)         Price (1)            Fee
------------------------------------------------------------------------------------------------------------------------------------
 7% Convertible Subordinated Notes           $ 365,335,000             100%                   $ 365,335,000      $107,774 (4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.01 per share          7,347,070(3)          Not Applicable           Not Applicable    Not Applicable
------------------------------------------------------------------------------------------------------------------------------------
 Preferred Stock Purchase Rights                 7,347,070 rights      Not Applicable           Not Applicable    Not Applicable(5)
====================================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(i).
(2)  Exclusive of accrued interest, if any.
(3) Such number represents the number of shares of Common Stock initially issuable upon conversion of the Notes registered hereby and, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of shares of Common Stock as may be issued from time to time upon conversion of the Notes by reason of adjustment of the conversion price under certain circumstances outlined in the Prospectus.
(4) Of this fee $97,228 was paid in connection with the original filing of this Registration Statement. The additional shares covered by this Amendment No. 1 to Form S-3 Registration Statement were previously registered under the Company's Registration Statement, Registration No. 333-39903 (which covers 4,936,663 shares of Common Stock). A registration fee in the amount of $37,540.00 was paid with respect to such Registration Statement.
(5) In accordance with Rule 457(g), no additional registration fee is required in respect of the Preferred Stock Purchase Rights.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS
                         DSC COMMUNICATIONS CORPORATION
       $365,335,000 7% CONVERTIBLE SUBORDINATED NOTES DUE AUGUST 1, 2004
                        7,347,070 SHARES OF COMMON STOCK



    This Prospectus relates to the offering for resale by the selling securityholders named herein (the "Selling Securityholders") of 7% Convertible Subordinated Notes due August 1, 2004 (the "Notes") of DSC Communications Corporation (the "Company") up to the aggregate principal amount of $365,335,000. In addition, this Prospectus relates to the offering of 7,347,070 shares (subject to adjustment under certain circumstances) of the Company's common stock, par value $.01 per share (the "Common Stock"), issued or issuable upon conversion of the Notes. The Common Stock includes the preferred stock purchase rights attaching to such stock pursuant to that certain Rights Agreement dated April 25, 1996 by and between the Company and Harris Trust and Savings Bank, formerly KeyCorp Shareholder Services, Inc. The Common Stock, together with the Notes, are referred to herein as the "Securities." The Notes were originally issued and sold in August 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Notes are designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") system of the National Association of Securities Dealers, Inc. The Notes are neither listed on any stock exchange nor included on any automated quotation system. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "DIGI." On January 27, 1998, the last reported sale price for the Common Stock was $21.0625 per share.


    The Notes are convertible into shares of Common Stock, prior to redemption or maturity, at a conversion rate of 20.1106 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $49.725 per share), subject to adjustment in certain events. See "Description of the Notes--Conversion." Interest on the Notes is payable semi-annually February 1 and August 1, commencing on February 1, 1998. At any time on or after August 1, 2000, the Notes will be redeemable, in whole or in part, at the option of the Company, upon not less than 30 days' nor more than 60 days' prior notice at redemption prices as described herein. In the event of a Change in Control (as defined herein), each holder of Notes may require the Company to repurchase its Notes, in whole or in part, for cash or, at the Company's option, Common Stock (valued at 95% of the average closing sale prices for the five trading days immediately preceding the second trading day prior to the repurchase date) at a repurchase price of 100% of the principal amount of Notes to be repurchased, plus accrued interest to the repurchase date. See "Description of the Notes--Redemption" and "--Repurchase at Option of Holders Upon a Change in Control."

    The Notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company's subsidiaries. See "Description of the Notes--Subordination." As of September 30, 1997, the aggregate amount of Senior Indebtedness outstanding was approximately $356.2 million, which includes indebtedness of the subsidiaries of the Company guaranteed by the Company. Neither the Indenture (as defined herein) nor the Notes limit the amount of Senior Indebtedness or other indebtedness that the Company or its subsidiaries may incur.

    The Company will not receive any of the proceeds from the sale of the Securities offered hereby. The Selling Securityholders directly, through agents designated from time to time, or through dealers or underwriters to be designated, may sell Securities from time to time on terms to be determined at the time of sale. The specific amount of Securities to be sold, the offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to the particular offer will be set forth in a Prospectus Supplement. The Company has agreed to bear all expenses of registration of the Securities under federal and state securities laws and to indemnify the Selling Securityholders against certain liabilities under the Securities Act. See "Plan of Distribution."


SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES.



 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                                   EXCHANGE
  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
    STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IT IS ANTICIPATED THAT EACH OF THE PERSONS NAMED HEREIN UNDER THE CAPTION "SELLING SECURITYHOLDERS" MAY OFFER AND SELL THE SECURITIES FROM TIME TO TIME IN ORDINARY TRANSACTIONS TO OR THROUGH ONE OR MORE BROKERS OR DEALERS THROUGH THE NASDAQ NATIONAL MARKET OR ANY NATIONAL SECURITIES EXCHANGE ON WHICH THE COMMON STOCK IS APPROVED FOR LISTING IN THE FUTURE OR IN PRIVATE TRANSACTIONS AT SUCH PRICES AS MAY BE OBTAINABLE. ANY SUCH PERSON MAY BE DEEMED TO BE AN "UNDERWRITER" AS THAT TERM IS DEFINED BY THE SECURITIES ACT. HOWEVER, THE COMPANY AND SUCH PERSONS DISCLAIM THAT ANY SUCH PERSON IS AN UNDERWRITER.


                THE DATE OF THIS PROSPECTUS IS JANUARY 29, 1998

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SECURITYHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.



                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Forward-Looking Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
The Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Description of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
United States Taxation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Description of Registration Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained at prescribed rates upon request from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549. The Common Stock of the Company is listed on the Nasdaq National Market, and such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006. In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web Site at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus, which constitutes a part of that Registration Statement, does not contain all the information set forth in that Registration Statement and the exhibits relating thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and exhibits. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates in this Prospectus by reference the following documents which have been filed with the Commission pursuant to the Exchange Act and made a part hereof:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

    (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

    (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

    (e)  The Company's Current Report on Form 8-K filed August 26, 1997;

    (f)  The Company's Current Report on Form 8-K filed November 3, 1997;


    (g) The Company's Current Report on Form 8-K filed December 19, 1997, as amended December 23, 1997;



    (h)  The Company's Current Report on Form 8-K filed January 28, 1998; and



    (i) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A dated October 27, 1981, including all amendments and reports filed for the purpose of updating such descriptions; and the description of the Company's preferred stock purchase rights as contained in the Company's Registration Statement on Form 8-A dated May 13, 1996, including all amendments and reports filed for the purpose of updating such descriptions.


         Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering shall be deemed to be incorporated by reference into this

Prospectus and to be made a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


         The Company will furnish without charge, upon written or oral request, to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any or all of the documents incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to DSC Communications Corporation, 1000 Coit Road, Plano, Texas 75075, Attention: General Counsel. Telephone number (972) 519-3000.

                           FORWARD-LOOKING STATEMENTS

         This Registration Statement contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks and uncertainties. Actual results may differ materially from the results discussed in or implied by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those set forth under "Risk Factors" and detailed from time to time in the filings of the Company with the Commission.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. The terms "the Company" and "DSC Communications Corporation" refer solely to DSC
Communications Corporation and not its subsidiaries (except under the captions "Prospectus Summary--The Company" and "Risk Factors."


                                  THE COMPANY

         The Company designs, develops, manufactures and markets digital switching, access, transport and network management system products for the worldwide telecommunications marketplace. These products allow telecommunications service providers to build and upgrade their networks to support a wide range of voice, data and video services. The Company offers a comprehensive product line including digital switching systems, intelligent network products, cellular switching systems, digital loop carrier products, digital cross-connect products and optical transmission systems and related advanced network management systems. The Company develops such systems to meet U.S. and international telecommunications standards and the specific requirements of the operating companies of the Regional Holding Companies ("RHCs"), independent telephone companies, long-distance carriers, private networks and companies operating public and private communications networks in other countries.

         The Company supplies products to a domestic and international customer base, including local exchange telephone companies, long-distance carriers, cellular telephone companies, international telephone companies, various Fortune 1000 companies and utility companies. Its domestic customers include the RHCs and most major domestic independent telephone and long-distance companies, including MCI Communications Corporation, U.S. Sprint Communications Company L.P., GTE Communications Systems Corporation and WorldCom, Inc. The Company is also a major manufacturer of high-capacity cellular switches for Motorola, Inc., a leading supplier of wireless communication systems throughout the world. International customers include DDI Corporation of Japan, Tele Danmark, Deutsche Telekom in Germany, Cable & Wireless PLC and Mercury Communications, Ltd. in the United Kingdom, British Telecommunications PLC, Telefonos de Mexico, S.A. de C.V. and AAP Communications, Pty. Ltd. of Australia.

         The Company was incorporated under the laws of the State of Delaware in 1976. The Company's executive offices are located at 1000 Coit Road, Plano, Texas 75075. Its telephone number is (972) 519-3000.

                                  THE OFFERING

This Prospectus relates to the offering by the Selling Securityholders of both the Notes and, to the extent the Notes have been, or are, converted, the Common Stock. The following summary of certain terms of the Notes is not complete and is qualified by all of the terms and conditions contained in the Notes and in the Indenture. For a more detailed description of the terms of the Notes, see "Description of Notes."

                  SECURITIES TO WHICH THIS PROSPECTUS RELATES


         This Prospectus relates to the following Securities that may from time to time be sold by the Selling Securityholders (i) up to $365,335,000 principal amount of 7% Convertible Subordinated Notes due August 1, 2004 (the "Notes") of the Company and (ii) all shares of Common Stock that may be acquired by any Selling Securityholder upon conversion of any Note to which this Prospectus relates as described in the preceding clause.


                   CERTAIN INFORMATION RELATING TO THE NOTES


    Amount Outstanding  . . . . . . . . . . . . . .   As of December 31, 1997 there was outstanding an aggregate of
                                                      $400,000,000 principal amount of Notes.

    Interest Payment Dates. . . . . . . . . . . . .   February 1 and August 1 of each year, commencing on February 1,
                                                      1998.

    Issuer  . . . . . . . . . . . . . . . . . . . .   DSC Communications Corporation, a Delaware corporation.

    Conversion Price  . . . . . . . . . . . . . . .   $49.725 per share (equivalent to a conversion rate of 20.1106 shares per $1,000 principal amount of Notes), subject to
                                                      adjustment.

    Conversion Rights . . . . . . . . . . . . . . .   The Notes will be convertible into shares of Common Stock of the Company at any time on or after November 20, 1997 and prior to the close of business on August 1, 2004, unless previously redeemed or repurchased, at the conversion price set forth above, subject to adjustment.  Holders of Notes called for redemption will be entitled to convert the Notes to and
                                                      including, but not after, the close of business on the fifth
                                                      Trading  Day (as defined) next preceding the date fixed for redemption.  The right to convert a Note delivered for
                                                      repurchase will terminate on the close of business on the
                                                      second Trading Day next preceding the repurchase date. See
                                                      "Description of Notes--Conversion Rights."

    Optional Redemption . . . . . . . . . . . . . .   The Notes are redeemable at the option of the Company, on or after August 1, 2000, at the redemption prices set forth
                                                      herein, plus accrued interest to the redemption date. See
                                                      "Description of Notes--Redemption."

    Repurchase at Option of Holders
    Upon a Change in Control  . . . . . . . . . . .   Upon a Change in Control (as defined), holders of the Notes will have the right, subject to certain conditions and
                                                      restrictions, to require the Company to repurchase their Notes at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at the option of the Company, in Common Stock (valued at
                                                      95% of the average closing prices of the Common Stock for the five Trading Days ending on and including the third Trading Day next preceding the repurchase date). See "Description of
                                                      Notes--Repurchase at Option of Holders Upon a Change in
                                                      Control."

    Subordination . . . . . . . . . . . . . . . . .   The Notes are unsecured obligations of the Company,
                                                      subordinated in right of payment to all existing and future
                                                      Senior Indebtedness (as defined under "Description of
                                                      Notes--Subordination") of the Company.  The Notes are also effectively subordinated in right of payment to all
                                                      indebtedness and other liabilities of the subsidiaries of the
                                                      Company.  As of September 30, 1997, the aggregate amount of outstanding Senior Indebtedness of the Company was
                                                      approximately $356.2 million, which includes indebtedness of the subsidiaries of the Company  guaranteed by the Company. The
                                                      Indenture does not restrict the incurrence of additional Senior
                                                      Indebtedness or other indebtedness by the Company nor the
                                                      incurrence of additional indebtedness or other liabilities by the subsidiaries of the Company.  See "Description of
                                                      Notes--Subordination."

    Events of Default . . . . . . . . . . . . . . .   Events of default include: (a) failure to pay principal of or premium, if any, on any Note when due, whether or not such payment is prohibited by the subordination provisions of the
                                                      Indenture; (b)  failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture;
                                                      (c) failure to perform, or the breach of, any other covenant of the Company in the Indenture, continuing for 60 days after written notice as provided in the Indenture; (d) default by the
                                                      Company in respect of any indebtedness for money borrowed in excess of $20,000,000, which default constitutes a failure to pay such indebtedness at maturity or results in acceleration of such indebtedness, if such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within 30  days after written notice as provided in the Indenture; and (e)
                                                      certain events of bankruptcy, insolvency or reorganization. See
                                                      "Description of Notes--Events of Default."

    Registration Rights . . . . . . . . . . . . . .   Pursuant to the Registration Rights Agreement (as defined), the
                                                      Company agreed to file a Shelf Registration Statement (as
                                                      defined) (of which this Prospectus constitutes a part) in
                                                      respect of the Notes and the Common Stock issuable upon
                                                      conversion thereof. Upon  certain failures by the Company to comply with certain of its obligations under the Registration
                                                      Rights Agreement, additional interest will be payable on the
                                                      Notes. See "Description of Notes--Registration Rights" and
                                                      "Description of Registration Rights Agreement."

    Listing . . . . . . . . . . . . . . . . . . . .   The Notes are designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc.  The
                                                      Company's Common Stock is quoted on the Nasdaq National Market under the symbol "DIGI."


                                  RISK FACTORS

         See "Risk Factors" for certain considerations relevant to an investment in the Securities offered hereby.

                                  RISK FACTORS

         Potential investors should carefully evaluate all of the information contained and incorporated by reference in this Registration Statement and, in particular, the following:

CUSTOMER CONCENTRATION

         The Company has a diversified customer base including long distance carriers, RHCs, Motorola, Inc., international PTTs and other domestic and international independent telephone companies. However, a large portion of the Company's revenue is concentrated among several of the Company's larger customers. During 1996, revenue from the Company's three largest customers in total accounted for approximately 39% of the Company's consolidated revenue. Although the Company expects that these customer relationships will continue to generate substantial revenue in the near term, there can be no assurance that any of these customers will continue to purchase products, or continue to purchase products at historical levels. Product orders generally are subject to rescheduling and cancellation without penalty. A material reduction in the purchases of the Company's products by any of the Company's significant customers could have a material adverse effect on the Company.

PRODUCT OBSOLESCENCE AND IMPORTANCE OF NEW PRODUCTS

         The industry in which the Company operates is characterized by rapidly changing technological and market conditions, which may shorten product life cycles. The Company's future competitive position and operating results depend upon successful production and sales of its existing products, its ability to develop and produce on a timely basis new products to meet existing and anticipated industry demands, and its ability to reduce the costs of existing systems, software and services. During the product development process, the Company is required to make a substantial investment in research and development, capital and, at times, inventory for products that often require extensive field testing and evaluation prior to actual sales to its customers. Delays in product completion and/or slower than expected market acceptance of certain products have negatively impacted the Company's operating performance in the past and also, in certain cases, resulted in adjustments to carrying values of assets, including the majority of the non-cash special charge in the third quarter of 1996. In addition, when the Company's products are eventually sold to customers, there can be no assurance that such products will be profitable. The Company may be materially adversely affected if it is unable to develop and produce on a timely basis new products to meet existing and industry demands, if substantial delays in the availability of new products occur, or if any of the Company's existing or new products are not commercially successful and the Company is therefore required to adjust the carrying value, or discontinue such product.

TIMELY AND ADEQUATE SUPPLY OF MATERIALS

         The Company generally uses standard parts and components for its products and believes that, in most cases, there are a number of alternative, qualified vendors for most of those parts and components. The Company purchases certain custom components and products from single suppliers. The Company believes that the manufacturers of the particular custom components and products should be able to meet expected future demands. Recent changes in silicon wafer and other electronic component technologies have required the Company to evaluate the feasibility of "lifetime" purchases of certain component materials. Such "lifetime" purchases may or may not be sufficient to fulfill customer demand. Alternatively, the Company could be required to find second sourcing of these component materials or modify existing product designs. Although the Company has not experienced any material adverse effects from the inability to obtain timely delivery of needed components, an unanticipated interruption of the Company's ability to secure comparable components could have a material adverse effect on the Company's revenues and profitability. In addition, certain of the Company's products contain a number of subsystems or components acquired from other manufacturers on an original equipment manufacturer ("OEM") basis. These OEM products are often available only from a limited number of manufacturers. In the event that an OEM product was no longer available from a current OEM vendor, second sourcing would be required and could delay customer deliveries which could have a material adverse effect on the Company's revenues and profitability.

COMPETITION

         The Company currently faces significant competition in its markets and expects that the level of price and product competition will increase. In addition, as a result of both the trend toward global expansion by foreign and domestic competitors and technological and public policy changes, the Company anticipates that new and different competitors will enter its markets. These competitors may include entrants from the telecommunications, software and data networking industries. The Company believes that it enjoys a strong competitive position due to its large installed base, its strong relationship with key customers and its technological leadership and new product development capabilities. However, many of the Company's foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than those of the Company. The Company's ability to compete is dependent upon several factors, including, but not limited to, product features, innovation, quality, reliability, service, support, price and the retention and attraction of qualified design and development personnel.

QUARTERLY EARNINGS FLUCTUATIONS


         The Company's operating results may fluctuate significantly from quarter to quarter due to several factors. As is the case with other companies in the telecommunications manufacturing industry, a large portion of customer purchase orders are received and shipments occur in the latter part of most quarters. As a result, revenue and earnings can fluctuate significantly from quarter to quarter based on customer requirements, and the timing of orders and shipments. In addition, periodic operating results may be materially affected by shifts in the mix of products delivered, including the amount of software content, the impact of sales price changes, the timing of satisfactory completion of development and testing of new products and product enhancements and adjustments in the carrying value, or the discontinuation, of any of the Company's products. See "--Product Obsolescence and Importance of New Products." The Company has historically experienced a stronger demand for its products in the fourth quarter and a lower demand for its products in the first quarter; however, there is no assurance this will continue in the future.


INTERNATIONAL GROWTH AND FOREIGN EXCHANGE


         The international marketplace has become an increasingly important source of new business opportunities for the Company as potential growth rates of some international markets are higher than those of the United States. However, access to customers in international markets is often more difficult due to a variety of factors including the established relationships between the national service providers, some of which are currently or were formerly government-owned or -controlled, and their traditional indigenous suppliers of telecommunications equipment. There can be no assurance that the Company will be able to overcome these barriers. In addition, pursuit of customers in international markets may require significant investments for an extended period before returns on such investments, if any, are realized. The Company also has manufacturing operations at several locations outside the United States. Such business, investment and operating activities could be materially adversely affected by economic and labor conditions, political instability, tax laws (including U.S. taxes on foreign subsidiaries) and changes in the value of the United States dollar versus the local currency in which products are sold. A significant change in the value of the dollar against the currency of one or more countries where the Company recognizes substantial revenue or earnings may materially adversely affect the Company's operating results. The Company attempts to mitigate this risk through the use of forward foreign exchange contracts where possible, although there can be no assurances that such attempts will be successful.


KEY PERSONNEL

         The Company is dependent upon the continued services and management experience of certain of its senior management personnel. If the Company were to lose the services of such senior management personnel, it could have a material adverse effect on the Company.

INTELLECTUAL PROPERTY AND LICENSING

         The Company's proprietary technology is a key component of the value of its products. The Company has an established program to protect its proprietary information through patent, trademark, copyright and trade secret procedures. The Company currently has patents issued to it and numerous patent applications pending in the United States and foreign countries. There is no guarantee that the pending applications will mature into issued patents or that the patents issued will be held valid or will provide competitive advantage to the Company in the respective jurisdictions if challenged or circumvented. The laws of some foreign countries do not extend the same level of protection for intellectual property as do the laws of the United States. While the Company believes that the protection of its intellectual property by patents, copyrights and trade secrets has value, it also believes the continued innovative skills, technological expertise and management abilities of its employees underlies the success of the Company.

         Because of the rapid rate of technological innovation in the telecommunications industry, the high numbers of patents being applied for internationally and delays in various patent offices, it is not possible to anticipate whether each of the Company's products or any of their respective components may be covered by a patent applied for or issued to a third party. From time to time the Company receives notice from third parties regarding patent or other intellectual property claims. If infringement is alleged, the Company believes that, based upon industry practice, any necessary license or rights from a third party may be obtained on terms that would not have a material adverse effect on the Company's financial condition or its results of operations. Nevertheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any challenge by a third party. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or litigation arising out of such other parties' assertion, could have a material adverse effect on the Company's business, operating results and financial condition.

POSSIBLE VOLATILITY OF NOTES AND STOCK PRICE

         The market price of the Common Stock has been, and may continue to be, volatile. Factors such as new product announcements by the Company or its competitors, quarterly fluctuations in the operating results of the Company, its competitors and other technology companies may have a significant impact on the market price of the Notes and the Common Stock into which the Notes are convertible. In particular, if the Company were to report operating results which did not meet the expectations of the research analysts, the market price of the Notes and Common Stock could be materially adversely affected. From time to time, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices for many high technology companies and which have often been unrelated to the operating performance of the specific companies.

ABSENCE OF MARKET; TRANSFER RESTRICTIONS


         There is no existing trading market for the Notes and there can be no assurance as to the liquidity of any such market that may develop, the ability of the holders of Notes to sell such securities, the price at which the holders of Notes would be able to sell such securities or whether a trading market, if it develops, will continue. If such market were to exist, the Notes could trade at prices higher or lower than their principal amount, depending on many factors, including prevailing interest rates, the market for similar securities and the operating results of the Company. The Company does not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated quotation system.


         Each purchaser of Notes offered hereby in making its purchase will be deemed to have made certain acknowledgments, representations and agreements. Transfers of Notes and Common Stock issuable upon conversion of the Notes are subject to certain restrictions.

IMPACT OF REGULATION

         The telecommunications industry is subject to regulation in the United States and other countries. Federal and state regulatory agencies, including the Federal Communications Commission and the various state Public Utility Commissions and Public Service Commissions, regulate most of the Company's domestic customers. In addition, the RHCs are restricted by the terms of the Modified Final Judgment which resulted from the court-ordered divestiture of the RHCs by AT&T Corporation, and which prohibited the RHCs from manufacturing telecommunications equipment and providing interexchange or long-distance services. In early 1996, the Telecommunications Act of 1996 (the "1996 Legislation") was passed. The 1996 Legislation contains provisions that permit the RHCs, subject to satisfying certain conditions, to manufacture telecommunications equipment. One or more RHCs may decide to manufacture telecommunications equipment, to design and provide telecommunications software, or to form alliances with other manufacturers, any of which could result in increased competition for the Company and reduce the RHCs' and other customers' purchases from the Company. There can be no assurance that deregulation will continue in the future or that future deregulation will not have a material adverse effect on the Company.

MULTI-YEAR AGREEMENTS

         As part of its ongoing operations, the Company periodically enters into agreements with customers which have a duration of greater than one year. Certain of these agreements have included requirements to develop new technologies, including hardware and software, as well as requirements to provide installation of infrastructure systems. Certain of these agreements also contain performance criteria, which, if not satisfied, could subject the Company to substantial penalties, damages or non-payment, or could result in termination of such agreements.


                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                       RATIO OF EARNINGS TO FIXED CHARGES


         The table below sets forth the ratio of earnings to fixed charges for the Company for the periods indicated. For purposes of computing such ratio,
(i) earnings consist of income before income taxes plus fixed charges (other than interest capitalized) and (ii) fixed charges consist of interest expense, interest capitalized, amortization of debt issuance costs and discount and premium, and the estimated interest portion of rental expense.




                                   Year Ended December 31,                                     Nine Months
 ------------------------------------------------------------------------------------------       Ended
       1992               1993              1994              1995               1996         September 30, 1997
 ----------------   ---------------   ----------------   ---------------   ----------------   ------------------
       1.6x               9.0x              19.6x             10.3x               *                   5.4x
                                                                                 ----



* Earnings were not sufficient to cover total fixed charges for the year ended December 31, 1996 by approximately $14.7 million.

                              DESCRIPTION OF NOTES

         The Notes were issued under an Indenture, dated as of August 12, 1997 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"). Wherever particular defined terms of the Indenture (including the Notes and the various forms thereof) are referred to, such defined terms are incorporated herein by reference. References in this section to the "Company" are solely to DSC Communications Corporation and not to its subsidiaries. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the Notes and the Indenture, including the definitions therein. A copy of the Indenture was filed as an exhibit to the Company's Current Report on Form 8-K dated, August 26, 1997.

GENERAL

         In August 1997, the Company issued an aggregated principal amount of $400,000,000 of the Notes to the Initial Purchasers (as defined in the Indenture) pursuant to exemptions from the Securities Act. The Notes were offered and sold by the Initial Purchasers to Qualified Institutional Buyers (as defined in the Indenture) in reliance on Rule 144A of the Securities Act and in offshore transactions to non-U.S. persons in reliance on Regulation S under the Securities Act.

         The Notes are unsecured subordinated obligations of the Company, and will mature on August 1, 2004. Payment in full of the principal amount of the Notes will be due August 1, 2004. The Notes will bear interest at the rate of 7% per annum, payable semiannually on February 1 and August 1 of each year (each, an "Interest Payment Date"), commencing on February 1, 1998.

         The Notes are convertible into Common Stock initially at the rate of
20.1106 shares per $1,000 principal amount of Notes (equivalent to a conversion price of $49.725 per share), subject to adjustment upon the occurrence of certain events described below under "--Conversion Rights," at any time on or after November 20, 1997 and prior to the close of business on August 1, 2004, unless previously redeemed or repurchased in such cases, not after the close of business on the fifth Trading Day (as defined below) prior to the date of redemption or the second Trading Day prior to the date of repurchase. "Trading Days" means (i) if the Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; (ii) if the Common Stock is quoted on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, days on which trades may be effected through such system; or
(iii) if the Common Stock is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq National Market or any other system of automated dissemination of quotation of securities prices, days on which the Common Stock is traded the regular way in the over- the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.


         The Notes are redeemable at the option of the Company, on or after August 1, 2000, in whole or in part, at the redemption prices set forth below under "--Redemption," plus accrued interest to the redemption date.

CONVERSION RIGHTS

         The holder of any Note will have the right, at the holder's option, to convert any portion of the principal amount of a Note that is an integral multiple of $1,000 (provided that the unconverted portion of such Note is an integral multiple of $1,000), into shares of Common Stock at any time on or after November 20, 1997 and prior to the close of business on August 1, 2004, unless previously redeemed or purchased, at a conversion price of $49.725 per share, subject to adjustment as described below. The right to convert a Note called for redemption or delivered for repurchase will terminate at the close of business on the fifth Trading Day prior to the redemption date for such Note or the second Trading Day preceding the repurchase date, as the case may be.

         The right of conversion attaching to any Note may be exercised by the holder by delivering the Note to the specified office of a Conversion Agent, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from any Conversion Agent. The conversion date will be the date on which the Note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in cash in lieu of any fraction of a share; such certificate and payment will be sent by the Trustee to the holder. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date (as defined below) to the opening of business on the next succeeding Interest Payment Date shall be accompanied by payment in New York Clearing House funds or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of such Notes being surrendered for conversion, except that if any Note or portions thereof has been called for redemption or repurchase and, as a result, the right to convert such Note called for redemption or repurchase would terminate during the period between a Regular Record Date and the corresponding Interest Payment Date, then the holder of such Note who converts such Note or a portion thereof will be entitled to receive the amount of interest so payable and shall not be required to repay such interest upon surrender of such Note for conversion. In the case of any Note that has been converted after any Regular Record Date and on or prior to the next Interest Payment Date, interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of such Note on such Regular Record Date. As a result of the foregoing provisions, except as provided above, holders that surrender Notes for conversion on a date that is not an Interest Payment Date will not receive any interest for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion or for any later period, even if the Notes are surrendered after a notice of redemption (except for the payment of interest on Notes called for redemption on a redemption date or to be repurchased on a repurchase date between a Regular Record Date and the Interest Payment Date to which it relates). No other payment or adjustment for interest, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, the Company will calculate an appropriate amount to be paid in cash based on the market price of Common Stock at the close of business on the day of conversion. "Regular Record Date" for interest payable in respect of any Note on any Interest Payment Date means January 15 or July 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.


         With regard to a holder delivering a Note for conversion, the Company will pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion, but the Company shall not be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of the Common Stock in a name other than that of the holder of the Note. Certificates representing shares of Common Stock will not be issued or delivered unless and until the person requesting such issuance has paid to the Company the amount of any such tax or duty or has established to the satisfaction of the Company that such tax or duty has been paid.

         The conversion price is subject to adjustment in certain events, including: (a) dividends (and other distributions) payable in Common Stock on shares of capital stock of the Company, (b) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price (determined as provided in the Indenture) of Common Stock, (c) subdivisions, combinations and reclassifications of Common Stock, (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, shares of capital stock, or property (including securities, but excluding those dividends, rights, options, warrants and distributions referred to above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies), (e) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies) to all holders of Common Stock in an aggregate amount that, combined together with (i) the aggregate amount of any other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (ii) the aggregate amount of any cash and the fair market value of other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for Common Stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 12.5% of the Company's market capitalization (being the product of the then current market price of the Common Stock and the number of shares of Common Stock then outstanding) on the record date for such distribution, and (f) the successful completion of a tender offer made by the Company or any of its subsidiaries for Common Stock which involves an aggregate consideration that, together with (i) the aggregate of cash and other consideration payable in a tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (ii) the aggregate amount of any cash distributions to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 12.5% of the Company's market capitalization on the expiration of such tender offer. The Company may make such reductions in the conversion price in addition to those required in the foregoing provisions as it considers to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend, distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. No adjustment of the conversion price will be required to be made until the cumulative adjustments amount to 1.0% or more of the conversion price. The Company will compute any adjustments to the conversion price pursuant to this paragraph and will give notice of any such adjustments by mail to holders of the Notes. See "--Notices."


         In case of any consolidation or merger of the Company with or into another Person or any merger of another Person into the Company (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of the Common Stock) or any sale or transfer of all or substantially all of the assets of the Company, each Note then outstanding will, without the consent of the holder of any Note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Note was convertible immediately prior thereto (assuming such holder of Common Stock failed to exercise any rights of election and that such Note was then convertible).

         If at any time the Company makes a distribution of property to its stockholders that would be taxable to such stockholders as a dividend for federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends on Common Stock or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which Notes are convertible is increased, such increase may be deemed for federal income tax purposes to be the payment of a taxable dividend to holders of Notes. See "United States Taxation--United States Holders--Dividends."


SUBORDINATION


         The payment of the principal of, premium, if any, and interest on, the Notes will be subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all Senior Indebtedness of the Company. Senior Indebtedness means the principal of (and premium, if any) and interest (including all interest accruing subsequent to the filing of a petition initiating any proceeding under city, state, federal or foreign bankruptcy laws, whether or not allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the

Indenture or thereafter created, incurred or assumed: (a) indebtedness of the Company evidenced by credit or loan agreements, notes, bonds, debentures, or other written obligations, (b) all obligations of the Company for money borrowed, (c) all obligations of the Company evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (d) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, (e) obligations of the Company under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements intended to protect the Company against fluctuations in interest or currency exchange rates, (f) all obligations of the type referred to in clauses (a) through (e) above of another person and all dividends of another person, the payment of which, in either case, the Company has assumed or guaranteed, or for which the Company is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on property of the Company, and (g) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (f) of this paragraph; provided, however, that Senior Indebtedness shall not include the Notes or any such indebtedness or obligation (a) if the terms of such indebtedness or obligation (or the terms of the instrument under which, or pursuant to which it is issued) provide that such indebtedness or obligation is not superior in right of payment to the Notes, (b) if such indebtedness or obligation is non-recourse to the Company or (c) if such indebtedness or obligation is a conditional sale contract or any account payable or any other indebtedness created or assumed by the Company in the ordinary course of business in connection with the obtaining of inventories or services.

         Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Notes. In the event of the acceleration of the maturity of any Notes, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due or to become due thereon before the holders of the Notes will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Notes. No payments on account of principal, premium, if any, or interest in respect of the Notes may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than "junior securities") upon conversion of a Note will be deemed to constitute payment on account of the principal of such Note.

         By reason of such subordination, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and such subordination may result in a reduction or elimination of payments to the holders of the Notes.


         As of September 30, 1997, the aggregate amount of Senior Indebtedness outstanding was approximately $356.2 million, which includes indebtedness of the subsidiaries of the Company guaranteed by the Company. In addition, the Notes will be effectively subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of the Company's subsidiaries, because any right of the Company to receive any assets of its subsidiaries upon their liquidation or reorganization (and the subsequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.


         The Indenture does not limit the Company's ability to incur Senior Indebtedness or any other indebtedness nor does the Indenture limit the ability of the Company's subsidiaries to incur additional indebtedness or other liabilities.

REDEMPTION

         The Notes may not be redeemed at the option of the Company prior to August 1, 2000. On and after August 1, 2000, the Notes may be redeemed, in whole or in part, at the option of the Company, at the redemption prices specified below, upon not less than 30 days' nor more than 60 days' prior notice as provided under "--Notices" below.

         The redemption price (expressed as a percentage of principal amount) is as follows for the 12-month periods beginning on August 1 of the following years:


                                                                                                      REDEMPTION
       YEAR                                                                                              PRICE
      -----                                                                                           ----------
      2000  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       104.0
      2001  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       103.0
      2002  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       102.0
      2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       101.0


and thereafter is equal to 100% of the principal amount, in each case together with accrued interest to the date of redemption.

         No sinking fund is provided for the Notes.

PAYMENT AND CONVERSION

         The principal of the Notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, or at such other office or agency of the Company as may be designated by it for such purpose, in U.S. currency by U.S. dollar check drawn on, or by transfer to a U.S. dollar account (such a transfer to be made only to a holder of an aggregate principal amount of Notes in excess of U.S.$2,000,000 and only if such holder shall have furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date) maintained by the holder with a bank in the Borough of Manhattan, The City of New York. Notes will bear interest at a rate of 7% per annum from August 12, 1997 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding January 15 or July 15, as the case may be. Payment of interest on a Note may be made by U.S. dollar check drawn on a bank in the Borough of Manhattan, The City of New York, mailed to the address of the person entitled thereto as such address shall appear in the Security Registrar (as defined), or, upon written application by the holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a U.S. dollar account (such a transfer to be made only to a holder of an aggregate principal amount of Notes in excess of U.S. $2,000,000) maintained by the holder with a bank in the Borough of Manhattan, The City of New York. No transfer to a dollar account will be made unless the Trustee has received written wire instructions not less than 15 days prior to the relevant payment date.


         Any payment on the Notes due on any day which is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.


         Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company, subject to any laws or regulations applicable thereto and subject to the right of the Company to terminate the appointment of any Conversion Agent as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, or at such other offices or agencies as the Company may designate. Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "--Conversion Rights".

         The Company has initially appointed the Trustee as Paying Agent and Conversion Agent. The Company may at any time terminate the appointment of any Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or monies sufficient to pay the principal of, premium, if any, and interest on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in the Borough of Manhattan, The City of New York for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which any Paying Agent or Conversion Agent will act will be given in accordance with "--Notices" below.

         All monies deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of, premium, if any, or interest on any Notes, which remain unclaimed at the end of two years after such payment has become due and payable will be paid to the Company, and the holder of such Note appertaining thereto will thereafter, as an unsecured general creditor, look only to the Company for payment thereof.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE IN CONTROL

         If a Change in Control (as defined below) occurs, each holder of Notes shall have the right, at the holder's option, to require the Company to repurchase all of such holder's Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice (as defined below), at a price equal to 100% of the principal amount of the Notes to be repurchased (the "Repurchase Price"), together with interest accrued to the Repurchase Date.

         The Company may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in Common Stock valued at 95% of the average of the closing prices per share of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day preceding the Repurchase Date; provided, that payment may not be made in Common Stock unless such stock is listed on a national securities exchange or traded on the Nasdaq National Market at the time of payment.

         On or before the 30th day after the occurrence of a Change in Control, the Company will give to all holders of the Notes notice, as provided in the Indenture (a "Company Notice"), of the occurrence of such Change in Control and of the repurchase right arising as a result thereof. The Company Notice shall be given in accordance with "--Notices" below. To exercise the repurchase right, a holder of Notes must deliver to the Trustee or any Paying Agent on or before the 30th day after the date of the Company Notice irrevocable written notice of the holder's exercise of such right, together with the Notes. At least two Trading Days prior to the Repurchase Date, the Company must publish a Company Notice in the manner described above specifying whether the Company will pay the Repurchase Price in cash or in Common Stock.

         A "Change in Control" shall be deemed to have occurred at such time, after the original issuance of the Notes, of:


                 (i) the acquisition by any Person of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in elections of directors (any shares of voting stock of which such Person is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage), other than any such acquisition by the Company, any subsidiary of the Company or any employee benefit plan of the Company existing on the date of the Indenture; or


                 (ii) any consolidation or merger of the Company with or into any other Person, any merger of another person with or into the Company, or any conveyance, sale, transfer or lease of all or substantially all of the assets of the Company to another Person (other than (a) any such transaction (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of the Company or (y) pursuant to which holders of the Common Stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock into solely shares of common stock);

provided, however, that a Change in Control shall not be deemed to have occurred if either (a) the closing price per share of the Common Stock for any five Trading Days within the period of 10 consecutive Trading Days ending immediately after the later of the Change in Control or the public announcement of the Change in Control (in the case of a Change in Control under clause (i) above) or the 10 consecutive Trading Days ending immediately prior to the date of the Change in Control (in the case of a Change in Control under clause (ii) above) shall equal or exceed 105% of the conversion price of the Notes in effect on each such Trading Day, or (b) all the consideration (excluding cash payments for fractional shares) to be paid for the Common Stock in the transaction or transactions constituting the Change in Control consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act, and the term "Person" shall include any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

         Failure by the Company to repurchase the Notes when required would result in an Event of Default with respect to the Notes whether or not such repurchase is permitted by the subordination provisions. See "--Events of Default."

         Rule 13e-4 under the Exchange Act requires the dissemination of certain information to Securityholders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the Notes. The Company will comply with this rule to the extent applicable at that time.

         The Company may, to the extent permitted by applicable law, at any time purchase Notes in the open market or by tender at any price or by private agreement. Any Note so purchased by the Company may, to the extent permitted by applicable law and subject to restrictions contained in the Purchase Agreement, dated August 7, 1997, between the Company and the Initial Purchasers, be re-issued or resold or may, at the Company's option, be surrendered to the Trustee for cancellation. Any Notes surrendered as aforesaid may not be re-issued or resold and will be canceled promptly.

         The foregoing provisions would not necessarily afford holders of the Notes protection in the event of highly leveraged or other transactions involving the Company that may adversely affect holders.

MERGERS AND SALES OF ASSETS BY THE COMPANY


         The Company may not consolidate with or merge into any other Person or convey, transfer or lease all its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease all or substantially all of its properties and assets to the Company unless (a) in the case the Company shall consolidate with or merge into another Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which the Company is merged, the Person which acquires by conveyance or transfer, or which leases the properties and assets of the Company substantially as an entirety, shall be a corporation, limited liability company, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the payment of the principal of, premium, if any, and interest on the Notes and the performance or observance of every covenant of the Indenture, on the part of the Company to be performed or observed and shall have provided for conversion rights in accordance with the Indenture, (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (c) the Company has delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and supplemental indenture (if required) complies with, among other things, the requirements set forth in this paragraph.

EVENTS OF DEFAULT

         The following are Events of Default under the Indenture: (a) failure to pay principal of or premium, if any, on any Note at its maturity, whether or not such payment is prohibited by the subordination provisions of the Indenture; (b) failure to pay any interest on any Note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; (c) failure to perform, or the breach of, any covenant or warranty of the Company in the Indenture, continuing for 60 days after written notice to the Company by the Trustee as provided in the Indenture; (d) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $20,000,000 if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice as provided in the Indenture; and (e) certain events of bankruptcy, insolvency or reorganization. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         If an Event of Default shall occur and be continuing, either the Trustee or the holders of at least 25% in principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see "--Meetings, Modification and Waiver."

         No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for the enforcement of payment of the principal of, premium, if any, or interest on such Note on or after the respective Stated Maturities expressed in such Note or of the right to convert such Note in accordance with the Indenture.

         The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.


MEETINGS, MODIFICATION AND WAIVER


         The Indenture contains provisions for convening meetings of the holders of Notes to consider matters affecting their interests.

         Modifications and amendments of the Indenture may be made, and certain past defaults by the Company may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding or (ii) by the adoption of a Resolution, at a meeting of holders of the Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes represented at such meeting or by a majority in aggregate principal amount of the Notes at the time Outstanding. However, no such modification or amendment may, without the consent of the holder of each Outstanding Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (b) reduce the principal amount or the rate of interest payable on any Note, (c) reduce the amount payable upon redemption or repurchase, (d) modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders, (e) change the coin or currency for payment of principal of, premium, if any, interest on, or any other amount payable on, any Note, (f) impair the right to institute suit for the enforcement of any payment in respect of any Note on or after the Stated Maturity thereof (or, in the case of redemption or any repurchase after the redemption date or Repurchase Date, as the case may
be), (g) modify the obligation of the Company to maintain an office or agency in New York City, (h) modify the subordination provisions in a manner adverse to the holders of the Notes, (i) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture, (j) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (k) reduce the percentage in aggregate principal amount of Notes Outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of Notes at which a resolution is adopted,
(l) adversely affect the right to convert any Note except as permitted as described under "--Conversion Rights," (m) modify the obligation of the Company to deliver information required under Rule 144A to permit resales of Notes and Common Stock issuable upon conversion thereof in the event the Company ceases to be subject to certain reporting requirements under the United States securities laws, (n) modify the provisions described under "--Repurchase at Option of Holders Upon a Change in Control" in a manner adverse to the holders or (o) modify certain of the Company's obligations under the Registration Rights Agreement or its obligation to pay additional interest upon any failure to comply with such obligations. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Notes at the time Outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

         The holders of a majority in aggregate principal amount of the Outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of (i) 66 2/3% in aggregate principal amount of the Outstanding Securities represented at a meeting of holders of Outstanding Securities at which a quorum is present or (ii) a majority in aggregate principal amount of the Outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or a default with respect to a covenant or condition that may only be modified or amended with the consent of each holder.

REGISTRATION RIGHTS


         This summary of certain provisions of the Registration Rights Agreement, dated as of August 12, 1997, by and between the Company and the Initial Purchasers (the "Registration Rights Agreement") does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement. In the Registration Rights Agreement the Company agreed to, among other things, (i) file with the Commission within 90 days after the date of original issuance of the Notes, a Registration Statement (the "Shelf Registration Statement"), of which this Prospectus is a part, covering resales of the Registrable Securities (as defined under "Description of Registration Rights Agreement") and (ii) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act within 90 calendar days after the date of such filing. See "Description of Registration Rights Agreement."


         The Company is obligated to keep the Shelf Registration Statement effective until the earliest of (i) the expiration of two years from the time the Shelf Registration Statement is declared effective, (ii) such time as all Registrable Securities have been sold pursuant to the Shelf Registration Statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in a new security not subject to transfer restrictions under the Securities Act being delivered pursuant to the Indenture and (iii) such time as, in the opinion of counsel, all of the Registrable Securities held by non-affiliates of the Company are eligible for resale pursuant to Rule 144(k) under the Securities Act and the legends described have been removed from such Registrable Securities. In the event that, during the period that the Company is required to maintain the effectiveness of the Shelf Registration Statement, the Shelf Registration Statement ceases to be effective (or the holders are otherwise prevented or restricted by the Company from effecting sales pursuant thereto) for more than 60 days, whether or not consecutive, during any 12- month period (an "Effectiveness Failure"), then the interest rate borne by the Notes will increase by an additional one- half of one percent (0.50%) per annum from the 61st day of the applicable 12-month period such Shelf Registration Statement ceases to be effective (or the holders are otherwise prevented or restricted by the Company from effecting sales pursuant thereto) until such time as the Effectiveness Failure is cured. For the purpose of determining an Effectiveness Failure, days on which the Company has been obligated to pay additional interest in accordance with the foregoing in respect of a prior Effectiveness Failure within the applicable 12-month period will not be included. The Registration Rights Agreement provides that the additional interest described in this paragraph with respect to a Registration Default will be the exclusive monetary remedy available to holders of Notes for such Registration Default.

TRANSFER AND EXCHANGE

         At the option of the holder upon written request, and subject to the terms of the Indenture, any Note will be exchangeable at any time into an equal aggregate principal amount of Notes of different authorized denominations provided that any applicable transfer restrictions are satisfied.

         Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of any transfer agent (the "Security Registrar"), without service charge but, in the case of a transfer, upon payment of any taxes and other governmental charges as described in the Indenture. Any registration of transfer or exchange will be effected upon the transfer agent or the Security Registrar, as the case may be, being satisfied with the documents of title and identity of the person making the request, and subject to such reasonable regulations as the Company may from time to time agree upon with the transfer agents and the Security Registrar, all as described in the Indenture. Subject to the applicable transfer restrictions, Notes may be transferred in whole or in part in authorized denominations.

         The Company has initially appointed the Trustee as Security Registrar and transfer agent, acting through its Corporate Trust Office in the Borough of Manhattan, The City of New York. The Company reserves the right to vary or terminate the appointment of the Security Registrar or of any transfer agent or to appoint additional or other transfer agents or to approve any change in the office through which any Security Registrar or any transfer agent acts, provided that there will at all times be a Security Registrar in and a transfer agent in the Borough of Manhattan, The City of New York.

         In the event of a redemption of any Notes for any of the reasons set forth under "--Redemption," the Company will not be required (a) to register the transfer or exchange of the Notes for a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Notes called for such redemption or (b) to register the transfer or exchange of any Note, or portion thereof, called for redemption.

PURCHASE AND CANCELLATION

         The Company or any subsidiary may at any time and from time to time purchase Notes at any price in the open market or otherwise.


         All Securities surrendered for payment, redemption, repurchase, registration of transfer or exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee. All Securities so delivered to the Trustee shall be canceled promptly by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities canceled as provided in the Indenture.


TITLE

         With respect to any Note, the Company, the Trustee, the Paying Agent and any other agent of the Company or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for the purpose of receiving payment thereof and for all other purposes whatsoever.

NOTICES

         Notices to holders of Notes will be given by mail to the addresses of such holders as they appear in the Security Register. Such notices will be deemed to have been given when mailed.

         Notice of a redemption of Notes will be given at least once not less than 30 nor more than 60 days prior to the redemption date (which notice shall be irrevocable) and will specify the redemption date.

REPLACEMENT OF NOTES

         Notes that become mutilated, destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the Trustee of the mutilated Notes or evidence of the loss, theft or destruction thereof satisfactory to the Company and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and the Company may be required at the expense of the holder of such Note before a replacement Note will be issued.

PAYMENT OF STAMP AND OTHER TAXES

         The Company shall pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance, transfer, exchange or conversion of the Notes. The Company will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority therein.

GOVERNING LAW

         The Indenture and the Notes are governed by and construed in accordance with the laws of the State of New York, United States of America.

THE TRUSTEE

         In case an Event of Default shall occur (and shall not be cured), the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Notes, unless they shall have offered to the Trustee reasonable security or indemnity.

                             UNITED STATES TAXATION


         The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the Notes and of Common Stock into which Notes may be converted, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain United States Treasury Regulations ("Treasury Regulations"), now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold Notes and Common Stock into which Notes may be converted as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")) and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold Notes as a position in a hedging transaction, "straddle" or "conversion" transaction for tax purposes, or persons that have a "functional currency" other than the U.S. dollar. This summary discusses the tax considerations applicable to the initial purchasers of the Notes who purchase the Notes at their "issue price" (as defined in Section 1273 of the Code) and does not discuss the tax considerations applicable to subsequent purchasers of the Notes. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

UNITED STATES HOLDERS

         As used herein, the term "United States Holder" means the beneficial owner of a Note or Common Stock that for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) treated as a domestic corporation or domestic partnership, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if a United States court is able to exercise primary supervision over administration of the trust and one or more United States fiduciaries have authority to control all substantial decisions of the trust.

Payment of Interest

         Interest on a Note generally will be includible in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes.

Sale, Exchange or Redemption of the Notes

         Upon the sale, exchange or redemption of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income) and (ii) such holder's adjusted tax basis in the Note. A United States Holder's adjusted tax basis in a Note generally will equal the cost of the Note to such holder, less any principal payments received by such holder. Such capital gain will be taxed at a lower rate if the United States Holder's holding period in the Note is more than one year at the time of sale, exchange or redemption. The capital gain rate may be further reduced if the United States Holder's holding period in the Note is more than 18 months.

Conversion of the Notes

         A United States Holder generally will not recognize any income, gain or loss upon conversion of a Note into Common Stock except with respect to cash received in lieu of a fractional share of Common Stock. Such United States Holder's tax basis in the Common Stock received on conversion of a Note will be the same as such holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the Common Stock received on conversion will generally include the holding period of the Note converted.

         Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in exchange for the fractional share of Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of Common Stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share).


Dividends


         Dividends paid on the Common Stock generally will be includible in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits.

         If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases Common Stock and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of property would include distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Indenture, the conversion price of the Notes is decreased, or (ii) the conversion price of the Notes is decreased at the discretion of the Company, such decrease in conversion price may be deemed to be the payment of a taxable dividend to holders of Notes (pursuant to Section 305 of the Code). Holders of Notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

Sale of Common Stock

         Upon the sale or exchange of Common Stock, a United States Holder generally will recognize capital gain or loss equal to the difference between
(i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the Common Stock. Such capital gain will be taxed at a lower rate if the United States Holder's holding period in the Common Stock is more than one year at the time of the sale or exchange. The capital gains rate may be further reduced if the United States Holder's holding period in the Common Stock is more than 18 months. A United States Holder's basis and holding period in Common Stock received upon conversion of a Note are determined as discussed above under "--Conversion of the Notes."

Information Reporting and Backup Withholding Tax

         In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a Note, payments of dividends on Common Stock, payments of the proceeds of the sale of a Note and payments of the proceeds of the sale of Common Stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payments if the United States Holder (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the Internal Revenue Service (the "IRS") that he has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the United States Holder to a refund provided that the required information is furnished to the IRS.

NON-UNITED STATES HOLDERS

         As used herein, the term "Non-United States Holder" means any beneficial owner of a Note or Common Stock that is not a United States Holder.

Payment of Interest


         Payment of interest on a Note by the Company or any Paying Agent to a Non-United States Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that the Non-United States Holder (i) does not actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, (ii) is not a controlled foreign corporation related to the Company actually or constructively through stock ownership, (iii) is not a bank receiving interest on a loan entered into in the ordinary course of business, (iv) is not, and does not receive payments in an account, within a country designated by the IRS as not qualifying for the portfolio interest exemption (it being understood that, although the IRS has not at the current time made such designation or given any public notice it intends to do so in the future, it has the statutory authority so to do) and
(v) either (a) provides a Form W-8 (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States status in compliance with applicable law and regulations, or
(b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, holds the Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such a Form W-8 (or a suitable substitute) has been received by it from the Non-United States Holder or qualifying intermediary and furnishes the Company or its agent a copy thereof.



         On October 14, 1997, final regulations were published ("the Final Regulations") that provide alternative methods for satisfying the certification requirement described in the first paragraph above. The Final Regulations also generally require, in the case of Notes held by a foreign partnership, that (x) the certification described above be provided by the partners, rather than by the partnership, and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Final Regulations are effective for payments made after December 31, 1998.


         Except to the extent that an applicable treaty otherwise provides, a Non-United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the Non-United States Holder. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a completed IRS Form 4224 to the payor.

         Interest income of a Non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a 30% (or, if applicable, a lower treaty rate) withholding tax.

Sale, Exchange or Redemption of the Notes

         A Non-United States Holder of a Note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the Note (including the receipt of cash in lieu of fractional shares upon conversion of a Note in Common Stock) unless (1) the gain is effectively connected with a United States trade or business of the Non-United States Holder, (2) in the case of a Non-United States Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates, or (4) the Company is a United States real property holding corporation. See "--United States Foreign Investment in Real Property Tax Act."

Conversion of the Notes

         In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a Note into Common Stock by a Non-United States Holder except with respect to the receipt of cash in lieu of fractional shares by Non-United States Holders upon conversion of a Note where any of the conditions described above under "--Sale, Exchange or Redemption of the Notes" is satisfied.

Sale or Exchange of Common Stock

         A Non-United States Holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of Common Stock unless any of the conditions described above under "--Sale, Exchange or Redemption of the Notes" is satisfied.


Dividends


         Dividends paid (or deemed paid, as described above under "--United States Holders--Dividends") on Common Stock to a Non-United States Holder (excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such United States Holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or, if applicable, a lower treaty rate). Except to the extent that an applicable tax treaty otherwise provides, a Non-United States Holder will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. If such Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax at a 30% rate (or, if applicable, a lower treaty rate). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the holder delivers a completed IRS Form 4224 to the payor.

         Under current Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding tax discussed above and, under the current interpretation of Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under the Proposed Regulations described in "--Payment of Interest" however, a Non-United States Holder of Common Stock who wished to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, the certification and information reporting requirements described above in the second paragraph under "--Payment of Interest" would apply with respect to dividends paid on Common Stock held by a foreign partnership.

Death of a Non-United States Holder

         A Note held by an individual who is not a citizen or resident of the United States at the time of death will not be includible in the decedent's gross estate for United States estate tax purposes, provided that such Holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such Note would not have been effectively connected with the conduct by such Non-United States Holders of a trade or business within the United States.

         Common Stock actually or beneficially held by a Non-United States Holder at the time of his death (or previously transferred subject to certain retained rights or powers) will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

Information Reporting and Backup Withholding Tax

         Under current law, United States information reporting requirements and backup withholding tax will not apply to payments on a Note to a Non-United States Holder if the Form W-8 or similar statement described in "--Payment of Interest" is duly provided by such Non-United States Holder, provided that the payor does not have actual knowledge that the holder is a United States person. If and when the Proposed Regulations described in "--Payment of Interest" become effective, alternative certification requirements (and, possibly, partner-level certification requirements in the case of holders that are foreign partnerships) may apply with respect to Notes. See "--Payment of Interest."

         Information reporting and backup withholding tax also will not apply to any nominee or other agent of the beneficial owner of such Note, unless such custodian, nominee or agent (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment on a Note to the beneficial owner thereof by a United States office of a custodian, nominee or agent is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the Form W-8 or suitable substitute statement described in "--Payment of Interest" or the beneficial owner otherwise establishes an exemption.


         Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a Note or any payment of the proceeds of the sale of Common Stock effected outside the United States by a foreign office of a "broker" (as defined in applicable Treasury Regulations), unless such, broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (iii) is a controlled foreign corporation as to the United States. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in (i), (ii) or
(iii) of the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the Note provides the Form W-8 or suitable substitute statement described in "--Payment of Interest" or otherwise establishes an exemption.

         If paid to an address outside the United States, dividends on Common Stock held by a Non-United States Holder will not under current law be subject to the information reporting and backup withholding requirements discussed in this section, provided that the payor does not have actual knowledge that the payee is a United States person. However, under the Proposed Regulations, dividend payments generally would be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See "--Payment of Interest" with respect to these requirements and the additional requirements that would be applicable to foreign partnerships under the Proposed Regulations.

         The backup withholding and information reporting rules are currently under review by the Department of the Treasury, and their application to the Notes and Common Stock could be changed prospectively by future regulations.

United States Foreign Investment in Real Property Tax Act

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), any person who acquires a "United States real property interest" (as described below) from a foreign person must deduct and withhold a tax equal to 10% of the amount realized by the foreign transferor. In addition, a foreign person who disposes of a United States real property interest generally is required to recognize gain or loss that is subject to United States federal income tax. With respect to any Non-United States Holder, "United States real property interest" generally includes any interest (other than an interest solely as creditor) in a United States corporation unless it is established under specific procedures that the corporation is not (and was not for the lesser of such Non-United States Holder's holding period in the interest or the prior five-year period) a "United States real property holding corporation." The Company does not believe that it is a United States real property holding corporation as of the date hereof, although it has not conducted or obtained an appraisal of its assets to determine whether it is now or will be a United States real property holding corporation. If the Company is unable to establish that it is not a United States real property holding corporation, then, unless an exemption applies, both the Common Stock and Notes would be treated as United States real property interests. As discussed below, however, an exemption should apply to the Common Stock and the Notes except with respect to a Non- United States Holder whose beneficial ownership of Common Stock or the Notes exceeds 5% of the total fair market value.

         An interest in a United States corporation generally will not be treated as a United States real property interest if, at any time during the calendar year, any class of stock of the corporation is "regularly traded" on an established securities market (the "regularly-traded exemption"). The Company believes that the Company's Common Stock is regularly traded on an established securities market within the meaning of the applicable regulations, although there can be no assurance that the Common Stock will remain regularly traded. The remainder of this discussion assumes that the Common Stock is and will remain regularly traded on an established securities market.


         The regularly-traded exemption is not available to a regularly traded interest (such as the Common Stock) if such interest is owned by a person who beneficially owns (actually or constructively) more than 5% of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest or other applicable determination date. Accordingly, except with respect to a sale or other disposition of Common Stock by a Non-United States Holder whose aggregate beneficial ownership has exceeded that 5% threshold, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange or other disposition of Common Stock by a Non-United States Holder.


         The regularly-traded exemption will apply to a "non-regularly traded class of interests" in a United States corporation that is convertible into a regularly traded class of interests in the corporation unless, on the date such non-regularly traded interest was acquired by its present holder, such interest had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of the corporation's stock into which it is convertible. (Interests of a non-regularly traded class acquired over a period of time will be aggregated for purposes of applying the 5% test described above.) This discussion assumes that the Notes constitute interests that are non- regularly traded interests convertible into a regularly traded class of interests. (It is not entirely certain how the regularly traded exemption will apply if the Notes become "regularly traded" within the meaning of the FIRPTA rules. For example, the regularly traded exemption may in that event not apply to a Non-United States Holder who actually and constructively owned more than 5% of the Notes even though Notes owned by such Non-United States Holder represented no more than 5% of the value of the outstanding Common Stock. Therefore, such Non-United States Holder could be required to recognize gain or loss that is subject to United States Federal income tax with respect to a transfer of Notes. However, a transfer of Notes would not be subject to the 10% withholding tax discussed above if the Notes were regularly traded, regardless of whether the transferor held more than 5% of the Notes.) Accordingly, except with respect to the sale, exchange, conversion or redemption of the Notes by a Non-United States Holder whose aggregate actual or constructive ownership of such Notes on an applicable determination date had a fair market value greater than 5% of the Common Stock, no withholding or income taxation under the FIRPTA rules should be required with respect to the sale, exchange, conversion or redemption of Notes by a Non-United States Holder. A Non-United States Holder who sells or otherwise disposes of Notes may be required to inform its transferee whether such Notes constitute a United States real property interest.

         Any investor that may approach or exceed 5% ownership, either alone or in conjunction with related persons, should consult its own tax advisor concerning the United States tax consequences that may result.


                  DESCRIPTION OF REGISTRATION RIGHTS AGREEMENT

         The following summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

SHELF REGISTRATION STATEMENT

         The Registration Rights Agreement required the Company to file a Shelf Registration Statement, of which this Prospectus is a part, with the Commission for the benefit of the holders of the Notes and the Common Stock issuable upon conversion thereof (collectively, the "Registrable Securities") within 90 days of August 12, 1997 and to use its reasonable best efforts to have the Shelf Registration Statement declared effective within 90 days after such filing.
The Company is obligated to keep the Shelf Registration Statement effective until the earliest of (i) the expiration of two years from the time the Shelf Registration Statement is declared effective, (ii) such time as all Registrable Securities have been sold pursuant to the Shelf Registration Statement, transferred pursuant to Rule 144 under the Securities Act or otherwise transferred in a manner that results in a new security not subject to transfer restrictions under the Securities Act being delivered pursuant to the Indenture and (iii) such time as, in the opinion of counsel, all of the Registrable Securities held by non-affiliates of the Company are eligible for resale pursuant to Rule 144(k) under the Securities Act and the legends described under "Notice to Investors" have been removed from such Registrable Securities.


ADDITIONAL INTEREST


         If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, additional interest is payable on the Notes as described under "Description of Notes--Registration Rights."

UNDERWRITTEN OFFERING

         The Registration Rights Agreement provides that holders of 33 1/3% of the Registrable Securities may elect to have one underwritten offering. The managing underwriter(s) for any such offering must be selected by holders of 50% of the Registrable Securities to be included in the underwritten offering and must be reasonably acceptable to the Company. The Company has the right to defer any underwritten offering for up to 120 days for a valid business reason.

FEES AND EXPENSES

         In the Registration Rights Agreement, the Company agreed to pay all fees and expenses incident to the filing of the Shelf Registration Statement and maintaining its effectiveness for resales of Registrable Securities. In addition, the Company agreed to pay up to a maximum of $85,000 for the fees and disbursements of a single counsel selected by holders of not less than 25% of the Registrable Securities to represent them in connection with the Shelf Registration Statement. Except as provided in the preceding sentence, the holders of Registrable Securities included in the Shelf

Registration Statement are responsible (on a pro rata basis based on the principal amount of Registrable Securities included therein) for the fees and disbursements of such counsel.

         In the case of an underwritten offering, the Company will pay up to a maximum of $200,000 for the fees and expenses in connection therewith (the fees and disbursements of one counsel for the holders participating in such offering being included in such fees and expenses). The holders participating in such offering will be responsible (on a pro rata basis based on the principal amount of Registrable Securities included in such offering) for all fees and expenses of such underwritten offering in excess of $200,000, including any fees and expenses of counsel to the holders, counsel to the Company and the Company's independent public accountants that may constitute part of such excess amount.

         In no event will the Company be responsible for underwriting discounts or commissions in connection with such underwritten offering.

INDEMNIFICATION

         In the Registration Rights Agreement, the Company agreed to indemnify the holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act, and each holder of Registrable Securities included in the Shelf Registration Statement is obligated to indemnify the Company and any other holder against any liability with respect to any information furnished by such holder in writing to the Company expressly for use in the Shelf Registration Statement.

                            SELLING SECURITYHOLDERS


         The Notes were originally issued by the Company to Goldman, Sachs & Co. and NationsBanc Capital Markets, Inc. (the "Initial Purchasers") on August 12, 1997, pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Notes were sold simultaneously by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A of the Securities Act or Regulation S of the Securities Act. An aggregate of $400,000,000 principal amount of Notes was issued and was outstanding as of December 31, 1997.



         This Prospectus relates to the offer and sale by each Selling Securityholder of the following securities (the "Resale Securities"): (i) the Notes that are set forth in the table below with respect to such Selling Securityholder (as such table may be amended from time to time by means of a supplement or amendment hereto) and (ii) all shares of Common Stock that may be acquired by any Selling Securityholder upon conversion of any Note to which this Prospectus relates as described in the preceding clause.


         The "Selling Securityholders" include: (i) each person and entity that is identified as a Selling Securityholder in the table below (as such table may be supplemented or amended from time to time by means of a supplement or amendment hereto) and (ii) any transferee, donee, pledgee or other successor of any such person or entity that acquires any of the Resale Securities in a transaction exempt from the registration requirements of the Securities Act and that is identified in a supplement or amendment hereto.

         Based upon information provided to the Company by each Selling Securityholder, the table below indicates with respect to each Selling
Securityholder: (i) the aggregate principal amount of Notes beneficially owned by such Selling Securityholder and (ii) the aggregate number of shares of Common Stock issuable upon conversion of such Notes (rounded down to the nearest whole number) based upon the current per share conversion price. The table below also indicates by footnote reference any material relationship that a Selling Securityholder has had with the Company during the preceding three years. This Prospectus covers all Securities shown in the table below.

                                                                                                          NUMBER OF SHARES
                                                                                                           OF COMMON STOCK
                                                                                 PRINCIPAL AMOUNT           ISSUABLE UPON
                                  SELLING SECURITYHOLDER(1)                       OF NOTES OWNED       CONVERSION OF NOTES(2)
                ------------------------------------------------------------   ---------------------   ----------------------
                Natwest Securities Limited                                     $          65,755,000          1,322,372
                Bear Stearns Securities Corporation                                       63,795,000          1,282,955

                Goldman, Sachs International                                              21,800,000            438,411
                UBS Securities LLC                                                        20,000,000            402,212
                J. P. Morgan & Co. Incorporated(3)                                        15,000,000            301,659
                MainStay Convertible Fund                                                 14,500,000            291,603
                General Motors Pension Fund                                               14,000,000            281,548
                Bankers Trust International                                               10,000,000            201,106
                CFW-C, L.P.                                                               10,000,000            201,106
                Swiss Bank Corporation - London Branch                                     8,500,000            170,940
                The Northwestern Mutual Life Insurance Company(4)                          8,000,000            160,884
                Kennilworth Partners LP                                                    7,000,000            140,774
                Merrill, Lynch, Pierce, Fenner & Smith, Inc.                               6,640,000            133,534
                SMM Company B.V.                                                           6,100,000            122,674
                BancAmerica Robertson Stephens                                             5,980,000            120,261
                Silverton International Fund Limited                                       5,100,000            102,564
                Allstate Insurance Company                                                 5,000,000            100,553
                Oregon - Equity Fund                                                       5,000,000            100,553
                Tribeca Investments, L.L.C.                                                5,000,000            100,553
                Pimco Renaissance Fund                                                     4,500,000             90,497
                South Dakota Retirement System                                             4,000,000             80,442
                Kellner, DiLeo & Co.                                                       3,650,000             73,403
                HSBC Securities, Inc.                                                      3,200,000             64,353
                American Investors Life Insurance Company                                  3,000,000             60,331
                Canadian Imperial Holdings                                                 3,000,000             60,331
                Employers Reinsurance Corporation                                          3,000,000             60,331
                BancAmerica Robertson Stephens                                             2,980,000             59,929
                Franklin Investors Securities Trust                                        2,500,000             50,276
                Franklin Universal Trust                                                   2,500,000             50,276
                New York Life Separate Account #7                                          2,500,000             50,276
                Travelers Indemnity Company                                                2,331,000             46,877
                Nomura Securities (Bermuda) Ltd.                                           2,000,000             40,221
                SoundShore Partners L.P.                                                   2,000,000             40,221
                Motors Insurance Corp.                                                     1,750,000             35,193
                Shepherd Investments International, Ltd.                                   1,505,000             30,266
                The Travelers Insurance Company                                            1,502,000             30,206
                Donaldson, Lufkin & Jenrette Securities Corp.                              1,500,000             30,165
                Offshore Strategies Ltd.                                                   1,350,000             27,149
                PRIM Board                                                                 1,165,000             23,428
                Salomon Brothers Equity Arbritrage Finance Limited I                       1,125,000             22,624
                Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.                   1,000,000             20,110
                Argent Classic Convertible Arbitrage Fund, L.P.                            1,000,000             20,110
                Pacific Life Insurance Company                                             1,000,000             20,110
                Stark International                                                        1,000,000             20,110
                Goldman Sachs & Co., Bank, Zurich                                            900,000             18,099
                Salomon Brothers Diversified Arbitrage Strategies Fund Ltd.                  875,000             17,596
                The Minnesota Mutual Life Insurance Company                                  865,000             17,395
                MIMLIC Asset Management Co.                                                  865,000             17,395
                Arkansas PERS                                                                850,000             17,094
                Halliburton Company Employee Benefit                                         820,000             16,490
                Delaware PERS                                                                725,000             14,580
                Castle Convertible Fund, Inc.                                                500,000             10,055

                                                                                                          NUMBER OF SHARES
                                                                                                           OF COMMON STOCK
                                                                                 PRINCIPAL AMOUNT           ISSUABLE UPON
                                  SELLING SECURITYHOLDER(1)                       OF NOTES OWNED       CONVERSION OF NOTES(2)
                ------------------------------------------------------------   ---------------------   ----------------------
                Natwest Securities Limited                                     $          65,755,000          1,322,372
                Bear Stearns Securities Corporation                                       63,795,000          1,282,955
                Goldman, Sachs International                                              21,800,000            438,411
                UBS Securities LLC                                                        20,000,000            402,212
                Franklin Multi-Income Trust                                                  500,000             10,055
                Franklin Strategic Income Fund                                               500,000             10,055
                KD Offshore Fund, C.V.                                                       500,000             10,055
                Pacific Life Insurance Company                                               500,000             10,055
                Pacific Life Insurance Company                                               500,000             10,055
                Starvest Discretionary                                                       500,000             10,055
                Laterman Strategies 90's LLC                                                 360,000              7,239
                Salomon Brothers Total Return Fund                                           350,000              7,038
                Fairfax County URS Convertible Bonds                                         295,000              5,932
                ICI American Holdings                                                        290,000              5,832
                Laterman & Co.                                                               290,000              5,832
                Zeneca Holdings                                                              290,000              5,832
                Robert Kirk                                                                  200,000              4,022
                Kapiolani Medical                                                            190,000              3,821
                Woodson W. Fishback Trust                                                    170,000              3,418
                The Travelers Life & Annuity Company                                         167,000              3,358
                NALCO Chemical Co. Retirement Plan                                           135,000              2,714
                Mildred Fishback Revocable Trust                                             130,000              2,614
                ALCAN Corp. Master Retirement Trust                                          125,000              2,513
                Hawaii Airlines Pilots Retirement Plan                                       125,000              2,513
                Fairfax County Police Pension and Retirement Fund                            110,000              2,212
                Benjamin Moore & Co. Retirement Income                                       100,000              2,011
                IBEW Local 292 Pension Fund                                                  100,000              2,011
                Hawaii Airlines - IAM                                                         85,000              1,709
                Paloma Securities L.L.C.                                                      50,000              1,005
                Nestle USA                                                                    45,000                904
                AICPA Long Term Investment Fund                                               20,000                402
                Halliburton Foundation, Inc.                                                  20,000                402
                Hawaii Airlines Salaried Emply.                                               20,000                402
                AICPA Revised Staff Pension Plan                                              15,000                301
                Holton Arms School Pooled Investment Fund                                     15,000                301
                Inland Foundation, Inc.                                                       10,000                201



(1) Each Selling Securityholder is the beneficial owner of the indicated Notes. In certain cases, the indicated Notes may be held of record by a nominee or custodian for the account of the Selling Securityholder.

(2) The per share conversion price and, therefore, the number of shares of Common Stock that may be issuable upon conversion of the Notes is subject to adjustment as described under "Description of Notes--Conversion Rights."


(3) As of November 4, 1997, J. P. Morgan & Co. Incorporated, through its various subsidiaries, including J. P. Morgan Investment Management, Inc. and Morgan Guaranty Trust Company of New York, held in a fiduciary capacity 19,721 outstanding shares of Common Stock. Such shares are not covered by this Prospectus.


(4) As of October 27, 1997, Northwestern Mutual Series Fund, Inc. and Mason Street Funds, Inc., affiliates of The Northwestern Mutual Life Insurance Company were the owners of 56,200 shares and 600 shares, respectively, of Common Stock. Such shares are not covered by this Prospectus.

(5) As of October 31, 1997, Mildred Fishback Revocable Trust was the owner of 1,200 outstanding shares of Common Stock. Such shares are not covered by this Prospectus.

         Assuming that the Selling Securityholders dispose of all securities covered by this Prospectus (and assuming no additional acquisitions or dispositions of Notes or shares of Common Stock by such Selling
Securityholders), none of the Selling Securityholders would continue to own any Notes or shares of Common Stock (except for the shares currently owned by a Selling Securityholder described in the footnotes to the table above).

                              PLAN OF DISTRIBUTION

         The Notes were issued in connection with a private placement. The Resale Securities, of which the Notes constitute a part, may be sold from time to time by the Selling Securityholders. The Selling Securityholders may from time to time sell all or a portion of the Resale Securities in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Resale Securities may be sold directly or through broker-dealers. If the Resale Securities are sold through broker-dealers, the Selling Securityholders may pay brokerage commissions and charges. The methods by which the Resale Securities may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers and (e) privately negotiated transactions.

         Pursuant to the provisions of the Registration Rights Agreement entered into by and between the Company and the Initial Purchaser, the Company will pay the costs and expenses incident to its registration and qualification of the Resale Securities offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities arising under the Securities Act. See "Description of Notes--Registration Rights Agreement."

         The holders of the Resale Securities are qualified institutional buyers within the meaning of Rule 144A of the Securities Act or non-U.S. persons within the meaning of Regulation S under the Securities Act. Prior to any use of this Prospectus for the resale of the Resale Securities registered herein, this Prospectus will be amended or supplemented to set forth the name of the Selling Securityholder, the amount of the Notes and/or the number of shares of Common Stock beneficially owned by such Selling Securityholder, and the amount of the Notes and/or the number of shares of Common Stock to be offered for resale by such Selling Securityholder. The supplemented or amended Prospectus will also disclose whether any Selling Securityholder selling in connection with such supplemented or amended Prospectus has held any position or office with, been employed by or otherwise had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the supplemented or amended Prospectus.

         The Selling Securityholders and any broker-dealer participating in the distribution of the Resale Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of Notes and the Common Stock against certain liabilities, including liabilities under the Securities Act.


         There can be no assurances that the Selling Securityholders will sell any or all of the Resale Securities offered by them hereunder. The resale of the Resale Securities will be freely transferable in the hands of persons other than affiliates of the Company. The Common Stock is listed and principally traded on the Nasdaq National Market under the symbol "DIGI."


         The Company will receive none of the proceeds from the resale of the Resale Securities.


                                 LEGAL MATTERS

         The validity of the issuance of the Securities offered hereby will be passed upon for the Selling Securityholders by Baker & McKenzie, Dallas, Texas.

                                    EXPERTS


         The consolidated financial statements and schedule of the Company and its subsidiaries incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The table below sets forth the estimated expenses expected to be paid by the Company in connection with the issuance and distribution of the Resale Securities covered by this Registration Statement. For information concerning certain additional expenses that the Company and/or the Selling Securityholders may be required to pay in the event that there is an underwritten offering of the Resale Securities, see "Plan of Distribution."


         Securities and Exchange Commission Registration Fee  . . . . . . .$107,774
         Printing and Engraving Expenses  . . . . . . . . . . . . . . . . .   5,000
         Legal Fees and Expenses (other than Blue Sky)  . . . . . . . . . .  30,000
         "Blue Sky" Fees and Expenses . . . . . . . . . . . . . . . . . . .   1,000
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . .   5,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .   1,226
                                                                            -------
                 Total  . . . . . . . . . . . . . . . . . . . . . . . . . . $150,000
                                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         DSC's bylaws require that directors and officers be indemnified to the maximum extent permitted by law. DSC's Restated Certificate of Incorporation includes a provision eliminating, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of fiduciary duty.

         Section 145 of the General Corporation Law of the State of Delaware provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of litigation or other legal proceedings brought against such person by reason of the fact that such person is or was a director or an officer of the corporation when he is successful on the merits,
(ii) may be indemnified by the corporation for the expenses, judgments, fines, and amounts paid in settlement of such litigation (other than a derivative suit) even if he is not successful on the merits if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful), and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification may be made in accordance with this clause (iii) if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all circumstances, he is fairly and reasonably entitled to indemnification of such expenses. The indemnification described in clauses
(ii) and (iii) above shall be made only upon order by a court or a determination by (a) a majority of directors who are not parties to such action, (b) a majority vote of a committee consisting of such disinterested directors, (c) independent legal counsel in a written opinion if no such disinterested directors exist, or if such disinterested directors so direct, or
(d) the stockholders, that indemnification is proper because the applicable standard of conduct is met. Expenses incurred by a director or officer in defending an action may be advanced by the corporation prior to the final disposition of such action upon receipt of an undertaking by such director or officer to repay such expenses if it is ultimately determined that he is not entitled to be indemnified in connection with the proceeding to which the expenses relate.

         DSC has purchased and currently has in force directors' and officers' liability insurance policies which cover certain liabilities of directors and officers arising out of claims based on certain acts or omissions by them in their capacity as directors or officers. DSC has entered into indemnification agreements with certain of its directors and executive officers. Each of these agreements, among other things, contractually obligates DSC to, under certain circumstances, indemnify the officer or director against certain expenses and liabilities arising out of legal proceedings which may be brought against such officer or director by reason of his status or service as a director or officer. In addition, in a related trust agreement (the "Trust Agreement"), DSC has provided $1 million to be held in trust by a third-party trustee to be used to satisfy DSC's obligations pursuant to the indemnification agreements which have been executed and any similar agreements which may be executed in the future. The Trust Agreement further provides that DSC's Board of Directors may, in its discretion, provide up to an additional $1 million to the trustee.


ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                                 DESCRIPTION
------                                                 -----------
        4.1      Indenture, dated August 12, 1997, between the Company and The Bank of New York, as Trustee
                 (incorporated by reference to Exhibit No. 4.1 to the Company's Current Report on Form 8-K, Commission
                 File No. 0-10018)

        4.2      Registration Rights Agreement, dated as of August 12, 1997, among the Company, Goldman, Sachs & Co. and
                 NationsBanc Capital Markets, Inc. (incorporated by reference to Exhibit No. 4.2 to the  Company's
                 Current Report on Form 8-K, Commission File No. 0-10018)

        4.3      Form of Notes (included in Exhibit 4.1)

        4.4      Restated Certificate of Incorporation of the Company dated November 3, 1997 (incorporated by reference to Exhibit No. 3.1 to the Company's Registration Statement on Form S-8, Registration No. 333-41929,
                 dated December 10, 1997)

        4.5      Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit No. 3.4 to the
                 Company's Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-10018, dated March 31, 1997)

        4.6      Rights Agreement, dated April 25, 1996 between the Company and Harris Trust and Savings Bank, formerly
                 KeyCorp Shareholder Services, Inc. as rights agent (incorporated by reference to Exhibit No. 4 to the
                 Company's Current Report on Form 8-K, Commission File No. 0-010018, dated May 9, 1996)

       *5.1      Form of Opinion of Baker & McKenzie

      *12.1      Computation of ratio of earnings to fixed charges

     **23.1      Consent of Ernst & Young LLP

      *23.2      Consent of Baker & McKenzie (included in Exhibit 5.1)

      *24        Power of Attorney (see signature pages of Registration Statement)

      *25        Form T-1 Statement of Eligibility and Qualification of Trustee (bound separately)



------------------------
*   Previously filed
**  Filed herewith

ITEM 17.   UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;


                 (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Plano, State of Texas, on January 29, 1998.



                                        DSC COMMUNICATIONS CORPORATION


                                        By: /s/ James L. Donald
                                            ---------------------------------
                                        Name:    JAMES L. DONALD
                                        Title:   Chairman of the Board,
                                                 President and Chief Executive
                                                 Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes and appoints James L. Donald and Gerald F. Montry, and each of them, either one of whom may act without joinder of the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement as that attorney-in-fact may deem necessary or appropriate.

                SIGNATURE                                    TITLE                                   DATE
                ---------                                    -----                                   ----
 /s/ James L. Donald                             Chairman of the Board, President and Chief     January 29, 1998
--------------------------------------           Executive Officer (Principal Executive
JAMES L. DONALD                                  Officer)

/s/ Gerald F. Montry                             Senior Vice President, Chief Financial         January 29, 1998
--------------------------------------           Officer, and Director (Principal Financial
GERALD F. MONTRY                                 Officer)

/s/ Kenneth R. Vines                             Vice President, Finance (Principal             January 29, 1998
--------------------------------------           Accounting Officer)
KENNETH R. VINES

/s/ Raymond J. Dempsey                           Director                                       January 29, 1998
--------------------------------------
RAYMOND J. DEMPSEY

/s/ Sir John Fairclough                          Director                                       January 29, 1998
--------------------------------------
SIR JOHN FAIRCLOUGH

/s/ James L. Fischer                             Director                                       January 29, 1998
--------------------------------------
JAMES L. FISCHER

/s/ Robert S. Folsom                             Director                                       January 29, 1998
--------------------------------------
ROBERT S. FOLSOM

/s/ William O. Hunt                              Director                                       January 29, 1998
--------------------------------------
WILLIAM O. HUNT

                               INDEX TO EXHIBITS




Exhibit
Number   Description
------   -----------
   4.1       Indenture, dated August 12, 1997, between the Company and The Bank of New York, as Trustee  (incorporated by reference to Exhibit No. 4.1 to the Company's Current Report on Form 8-K, Commission File No. 0-10018)

   4.2       Registration Rights Agreement, dated as of August 12, 1997, among the Company, Goldman, Sachs & Co. and
             NationsBanc Capital Markets, Inc. (incorporated by reference to Exhibit No. 4.2 to the  Company's Current
             Report on Form 8-K, Commission File No. 0-10018)

   4.3       Form of Notes (included in Exhibit 4.1)

   4.4       Restated Certificate of Incorporation of the Company dated November 3, 1997 (incorporated by reference to
             Exhibit No. 3.1 to the Company's Registration Statement on Form S-8, Registration No. 333-41929, dated
             December 10, 1997

   4.5       Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit No. 3.4 to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-10018, dated March
             31, 1997)

   4.6       Rights Agreement, dated April 25, 1996 between the Company and Harris Trust and Savings Bank, formerly
             KeyCorp Shareholder Services, Inc. as rights agent (incorporated by reference to Exhibit No. 4 to the
             Company's Current Report on Form 8-K, Commission File No. 0-010018, dated May 9, 1996)

  *5.1       Form of Opinion of Baker & McKenzie

 *12.1       Computation of ratio of earnings to fixed charges

**23.1       Consent of Ernst & Young LLP

 *23.2       Consent of Baker & McKenzie (included in Exhibit 5.1)

 *24         Power of Attorney (see signature pages of Registration Statement)

 *25         Form T-1 Statement of Eligibility and Qualification of Trustee (bound separately)



  * Previously filed
 ** Filed herewith